EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION SET TO JOIN RUSSELL 3000® INDEX AND RUSSELL GLOBAL INDEX

PASADENA, CA – June 17, 2014 – General Finance Corporation (NASDAQ:GFN), the parent company of businesses in the mobile storage, liquid containment and modular space industries (the “Company”), announced that it is set to join the Russell 3000® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 27, according to a preliminary list of additions posted on June 13.

“We are happy to be included in the Russell 3000 Index and Russell Global Index,” said Ronald Valenta, Chief Executive Officer. “We welcome the increased exposure to investors in the U.S. and around the world.”

Annual reconstitution of the Russell 1000® and Russell 3000® indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. For the Company, membership in the Russell 3000® means automatic inclusion in the small-cap Russell 2000® Index, which includes approximately 2,000 U.S. small and mid-cap companies. The Russell Global Index, which captures approximately 98% of investable securities globally, is also reconstituted annually. Membership in the Russell Indexes remains in place for one year.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, liquid containment and modular space (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal leasing operations are in the Asia-Pacific regions of Australia and New Zealand, consisting of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions, and in North America, consisting of wholly-owned Pac-Van, Inc. (www.pacvan.com)  and Lone Star Tank Rental Inc. (www.lonestartank.com), prominent regional providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

About Russell

Russell Investments (Russell) is a global asset manager and one of only a few firms that offers actively managed multi-asset portfolios and services that include advice, investments and implementation. Russell stands with institutional investors, financial advisors and individuals working with their advisors – using the firm’s core capabilities that extend across capital market insights, manager research, portfolio construction, portfolio implementation and indexes to help each achieve their desired investment outcomes.

Russell has more than $259 billion in assets under management (as of 3/31/2014) and works with over 2,500 institutional clients, independent distribution partners and individual investors globally. As a consultant to some of the largest pools of capital in the world, Russell has $2.4 trillion in assets under advisement (as of 6/30/2013). It has four decades of experience researching and selecting investment managers and meets annually with more than 2,200 managers around the world. Russell traded more than $1.6 trillion in 2013 through its implementation services business. Russell also calculates approximately 700,000 benchmarks daily covering 98% of the investable market globally, including more than 80 countries and more than 10,000 securities. Approximately $5.2 trillion in assets are benchmarked (as of 12/31/2013) to the Russell Indexes, which have provided investors with 30 years of smarter beta.

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Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
(310) 622-8223